UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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[X] Definitive Proxy Statement	by Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

Parametric Technology Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(4) Date Filed:                                                                                            E/O

Notes:

Reg. (S) 240.14a-101.
SEC 1913 (3-99)

PARAMETRIC TECHNOLOGY CORPORATION

140 KENDRICK STREET
NEEDHAM, MASSACHUSETTS 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on February 15, 2001

We will hold the Annual Meeting of Stockholders of Parametric Technology Corporation (“PTC”) at the new offices of the Company, 140 Kendrick Street, Needham, Massachusetts 02494, on Thursday, February 15, 2001 at 9:00 a.m., local time. At this year’s Annual Meeting, we will ask you to:

1.	Elect two Class II directors to serve for the next three years.

2.	Approve an increase in the number of shares of Common Stock issuable under our 2000 Employee Stock Purchase Plan.

3.	Consider other business that may further or relate to the foregoing.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on December 20, 2000. Along with this Proxy Statement, we are sending you PTC’s 2000 Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements.

By Order of the Board of Directors,

DAVID R. FRIEDMAN, Senior Vice President, General Counsel and Clerk

Needham, Massachusetts
January 9, 2001

PTC’s new offices are located at 140 Kendrick Street, Needham, Massachusetts. Directions to the new facility are as follows:

From the North:

Route 128 South to Exit 19B, to Highland Avenue. Left onto Hunting Road. Left onto Kendrick Street.

From the South:

Route 128 North to Exit 18, right onto Great Plain Avenue. Right onto Greendale Avenue. Right onto Kendrick Street.

From either the East or the West:

Mass Pike to Route 128 South to Exit 19B, to Highland Avenue. Left onto Hunting Road. Left onto Kendrick Street.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR ON THE INTERNET, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE PROXY IS MAILED IN THE UNITED STATES.

PROXY STATEMENT FOR THE PARAMETRIC TECHNOLOGY CORPORATION
2001 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me This Proxy Statement?

As a stockholder, you have a right to attend and vote at the Parametric Technology Corporation (PTC) 2001 Annual Meeting of Stockholders. If you attend the Annual Meeting, you may vote your shares directly. If you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. The PTC Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support on each of the proposals presented.

There are two parts to our proxy solicitation: this proxy statement and the enclosed voting instruction form (which may also be called a “proxy card”). The proxy statement explains the matters to be voted on at the Annual Meeting and PTC’s reasons for proposing them. You use the voting instruction form to authorize your shares to be voted as you wish.

To vote, simply complete, sign and return the form, and your shares will be voted as you direct. If you wish, in most cases, you may vote by telephone or the Internet instead.

We will begin mailing this proxy statement on January 9, 2001 to all stockholders entitled to vote. If you owned our common stock at the close of business on December 20, 2000, you are entitled to vote. On that date, there were 265,771,673 shares of common stock outstanding. Common stock is our only class of voting stock.

How Many Votes Do I Have?

You have one vote for each share of common stock that you owned at the close of business on December 20, 2000. Your proxy card or other voting instruction form indicates the number.

How Do I Vote By Proxy?

When you return your voting instruction form or vote by telephone or the Internet before the meeting, you are giving your “proxy” to the individuals we have designated to vote your shares as you direct at the meeting. If you sign the form but do not make specific choices, they will vote your shares for each agenda item as recommended by the Board. If any matter not listed in the Notice of Meeting is presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the meeting other than those discussed in this proxy statement.

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed voting instruction form and to return it promptly in the envelope provided. Returning the form will not affect your right to attend the Annual Meeting and vote.

How Do I Vote By Telephone Or The Internet?

Instead of submitting your vote by mail on the enclosed voting instruction form, you may vote by telephone or the Internet. Please note that there are separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank which holds your securities account). In either case, you must follow the procedures described on your voting instruction form.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

We encourage you to vote by the Internet. If you do so, please authorize us to deliver future annual reports and proxy statements to you by e-mail. This lowers costs and speeds delivery.

May I Revoke My Proxy?

Yes. You may change your mind after you send in your voting instructions by following any of these procedures. For a registered stockholder to revoke a proxy:

•	Send in another signed voting instruction form with a later date; or

•	Send a letter revoking your proxy to PTC’s Clerk at the address indicated on page 16 under “Information About Stockholder Proposals”; or

•	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

A holder of stock in street name must follow the procedures required by the brokerage firm or bank to revoke a proxy. You should contact that firm directly for more information on these procedures.

How Do I Vote In Person?

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in street name, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on December 20, 2000 in order to be admitted to the meeting. To be able to vote, you will need to obtain a “legal proxy” from the holder of record.

What Is The Vote Required? How Is It Affected By Broker Non-Votes And Abstentions?

If your shares are held in street name, the broker or bank may vote your shares on both of the proposals if it does not receive instructions from you. Because the directors elected at the meeting will be those receiving the highest number of votes and the proposal to increase the number of shares authorized for issuance under PTC’s 2000 Employee Stock Purchase Plan may be approved by a majority of the votes cast, if you abstain from voting or if your broker or bank does not vote on either proposal, it will not count as a vote against that proposal.

Is Voting Confidential?

Our policy is to keep all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card without providing your name.

What Are The Costs of Soliciting These Proxies?

PTC will pay all the costs of soliciting these proxies. In addition to mailing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. In addition, Georgeson Shareholder Communications is assisting us with the solicitation of proxies for a fee of approximately $7,500, plus out-of-pocket expenses. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

How Do I Obtain An Annual Report On Form 10-K?

A copy of our Annual Report on Form 10-K for the year ended September 30, 2000 was included with this proxy statement and is available on our website at www.ptc.com. If you would like another copy, we will send you one without charge. Please write to:

Investor Relations
Parametric Technology Corporation
140 Kendrick Street
Needham, MA 02494

or by telephone at (781) 370-5561 or e-mail at IR@ptc.com.

Where Can I Find The Voting Results?

We will publish the voting results on PTC’s website at www.ptc.com following the Annual Meeting and in our Form 10-Q for the second quarter of 2001, which we file with the Securities and Exchange Commission (“SEC”) in May 2001.

Whom Should I Call If I Have Any Questions?

If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5561 or e-mail at IR@ptc.com.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS

The Board of Directors has nominated two current directors—Michael E. Porter and Noel G. Posternak—for new, three-year terms and recommends that you vote for their re-election. The Board also recommends that you vote to approve an amendment to our 2000 Employee Stock Purchase Plan increasing the number of shares issuable under the Plan by 8,000,000 shares.

Proposal 1:    Elect Two Directors

The first proposal on the agenda for the Annual Meeting will be electing two Class II directors for three-year terms beginning at this Annual Meeting and expiring at the 2004 Annual Meeting. (For a description of the three classes of directors, see “Information About The Directors” beginning on page 7.)

The following table contains background information about each of the Class II director nominees. For a description of their holdings of PTC’s stock, see “How Much Stock is Owned by Directors and Officers?” on page 6.

Name, Age, Principal Occupation, Business Experience and Directorships	Director Since	Term Expires
Class II Director Nominees:

Michael E. Porter, age 53	1995	2001
Professor at Harvard Business School since 1973; also director of R&B Falcon Corporation.

Noel G. Posternak, age 64	1989	2001
          Appointed Chairman of the Board of Directors of PTC in June 2000 upon the resignation of Steven C. Walske; Senior Partner in the law firm of Posternak, Blankstein
          & Lund, L.L.P. since 1980, practicing in the area of securities law and corporate finance. Mr. Posternak, who was previously a Class I Director, resigned during 2000 and was reappointed to fill a vacancy among the Class II Directors in order to ensure that each of the three classes has an equal number of directors.

The Board of Directors recommends that you vote FOR the election of Michael E. Porter and Noel G. Posternak as Class II directors.

Proposal 2:	Approve An Increase In The Number Of Shares Issuable Under Our 2000 Employee Stock Purchase Plan.

We are requesting that the stockholders approve an amendment to our 2000 Employee Stock Purchase Plan (“ESPP”) increasing the number of shares of common stock that may be issued under the ESPP from 2,000,000 to 10,000,000. The increase is needed to ensure that we can continue to provide this significant benefit to employees. The Board of Directors adopted the amendment because it believes that the ESPP is an important part of our employee compensation program and is therefore in the interests of PTC and its stockholders generally.

Why the 2000 Employee Stock Purchase Plan is Important

The ESPP gives our employees the opportunity and incentive to invest in PTC by purchasing shares of our common stock through convenient payroll deductions. The plan is intended to promote stock ownership among employees, which should lead to increased identification with stockholders’ interests. The ESPP’s principal features are summarized under “General” below. A copy of the ESPP may be obtained upon written request to PTC’s Investor Relations Department at the address listed on page 2.

ESPP Activity

As of November 30, 2000, 758,278 shares of common stock had been issued under the ESPP and 1,427,434 shares remained available for future purchases. We anticipate that most of those shares will have been issued before the 2002 Annual Meeting of Stockholders, so we are proposing to increase the number of shares issuable under the ESPP by 8,000,000 (subject to adjustment for stock splits and similar capital changes) in order to provide the number that we anticipate will be needed for the next several years. The closing price of our common stock on November 30, 2000, as reported by the Nasdaq Stock Market, was $11.125.

General

Rights to purchase shares of common stock under the ESPP are granted at the discretion of a committee appointed by our Board of Directors, which also determines the frequency and duration of individual offerings under the plan and the date(s) when stock may be purchased. Offerings may last up to twenty-seven months, but are currently set at six months. All employees of PTC and its subsidiaries who have worked for a specified amount of time are eligible to participate in the ESPP.

Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment for any reason. The purchase price per share in any offering is 85% of the lower of the fair market value of the common stock on the first day or last day of the offering, and may be paid through regular payroll deductions, lump sum cash payments or a combination of both, as determined by the committee. An employee’s purchases in any year are limited to the lesser of $25,000 worth of stock, determined by the fair market value of the common stock at the time the offering begins, or 15% of the employee’s base pay (or such lesser percentage as the Board of Directors may fix). The ESPP terminates on September 30, 2009.

Federal Income Tax Consequences Relating to the ESPP

The ESPP qualifies as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Participants do not realize taxable income at the commencement of an offering or at the time shares are purchased under the ESPP. Furthermore, if a participant holds shares purchased under the ESPP for at least two years from the offering commencement date, then upon sale of the shares, the participant will be treated as having received taxable compensation income of 15% of the fair market value of the stock at the commencement of the offering (or, if less, any amount realized on sale of such shares in excess of the purchase price). No deduction will be allowed to us for Federal income tax purposes upon the purchase of shares or, if the participant waits the prescribed period to sell, upon sale. However, if the participant does not wait the prescribed period to sell, he or she will be treated as having received taxable compensation income upon sale equal to the excess of the fair market value of the stock on the date of purchase over the actual purchase price, and we will be allowed to deduct that amount. In either case, any difference over or under the participant’s tax cost (the purchase price plus the amount of taxable compensation income that the participant recognizes upon sale of the shares) will be treated as capital gain or loss.

If a participant dies during the two-year holding period while owning shares purchased under the ESPP, 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the fair market value of such shares on the date of death in excess of the purchase price) is taxed to the participant as ordinary income in the year of death, and we would not be allowed a deduction for Federal income tax purposes.

The Board of Directors believes that the ESPP serves important goals for PTC and promotes employee stock ownership. The Board recommends that you vote FOR approval of the increase in ESPP shares.

Other Matters

While the Notice of Meeting calls for transaction of any other business that may further or relate to the matters described in the Notice, the Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the Annual Meeting, the persons named in the accompanying voting instruction form will vote, or otherwise act, in accordance with their judgment on such matters.

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Which Stockholders Own At Least 5% Of PTC?

The following table shows all persons we know to be beneficial owners of at least 5% of PTC common stock as of October 31, 2000. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the SEC by the firm listed in the table below. If you wish, you may obtain these reports from the SEC.

	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
Putnam Investments, Inc.(3)	27,385,007	10.2%
One Post Office Square
Boston, MA 02109

        The footnotes for this table appear below the next table.

How Much Stock Is Owned By Directors And Officers?

The following table shows the PTC common stock beneficially owned by PTC’s directors and the executive officers named in the Summary Compensation Table, as well as all current directors and executive officers as a group, as of October 31, 2000.

	Number of Shares Beneficially Owned(1)(4)	Percentage of Common Stock Outstanding(2)
Robert N. Goldman	46,250	*
Donald K. Grierson	36,250	*
Oscar B. Marx, III(5)	124,350	*
Michael E. Porter	520,490	*
Noel G. Posternak	66,250	*
C. Richard Harrison(6)	4,089,006	1.5%
Steven C. Walske(7)	4,214,191	1.6%
Edwin J. Gillis	1,412,458	*
Barry F. Cohen	317,506	*
Trenton H. Brown	34,513	*
Paul J. Cunningham	331,036	*
All directors, nominees for director, and current executive officers as a group (14 persons)	7,155,578	2.6%

*	Less than 1% of outstanding shares of common stock.
(1)
This describes shares as beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that he or she beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.

(2)
For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding includes the 268,279,560 shares outstanding as of October 31, 2000 and any shares subject to options held by the person or entity in question that are exercisable on or before December 30, 2000.

(3)
Putnam Investments, Inc. (“PI”) has filed a SEC schedule 13G/A reporting the above stock ownership as of February 17, 2000, a copy of which has been sent to PTC. Stock reported as being beneficially owned by PI consists of stock held in client accounts of subsidiaries of PI that are registered investment advisors. PI and its subsidiaries share voting power with respect to 191,800 shares and share investment power with respect to all such shares. One of those entities, Putnam Investment Management, Inc., One Post Office Square, Boston, MA 02109, reports beneficial ownership of 26,485,957 of the shares beneficially owned by PI (9.9% of the class), over which it has shared investment power and no voting power.

(4)
The amounts listed include the following shares of common stock that may be acquired on or before December 30, 2000 through the exercise of options: Mr. Goldman, 46,250 shares; Mr. Grierson, 26,250 shares; Mr. Marx, 116,250 shares; Mr. Porter, 500,250 shares; Mr. Posternak, 66,250 shares; Mr. Harrison, 3,702,340 shares; Mr. Walske, 2,915,000 shares; Mr. Gillis, 1,401,000 shares; Mr. Cohen, 317,506 shares; Mr. Brown, 32,250 shares; Mr. Cunningham, 326,002 shares; and all directors and executive officers as a group, 6,709,830 shares.

(5)	8,000 shares are held by the O.B. Marx, III Revocable Trust. 100 shares are custodial shares held by Mr. Marx’s spouse for a minor relative.
(6)	16,560 shares are held jointly by Mr. Harrison with his spouse.
(7)	25,000 shares are held by a foundation of which Mr. Walske is co-trustee with shared voting and investment powers. Mr. Walske disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers and 10%-or-greater stockholders—file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes. They must also provide us with copies of the reports.

Based on our review of all reports furnished to us, we believe that all of our insiders complied with their filing requirements for fiscal 2000.

INFORMATION ABOUT THE DIRECTORS

Who Are Our Directors?

Our Board of Directors is divided into three classes with staggered three-year terms. There are currently two Class I directors, two Class II directors and two Class III directors, whose terms expire, respectively, at the 2003, 2001 and 2002 Annual Meetings of Stockholders. The Class II directors, who are described on page 3, are nominated for re-election at this Annual Meeting. The Class I and III directors will continue in office following the Annual Meeting. The following table contains information about each of the Class I and III directors. You will find information on director holdings of PTC stock in the section called “How Much Stock is Owned by Directors and Officers?” on page 6.

Name, Age, Principal Occupation, Business Experience and Directorships	Director Since	Term Expires
Class I Directors

Donald K. Grierson, age 66	1987	2003
Chief Executive Officer and President of ABB Vetco Gray, Inc., an oil services business, since May 1991; also director of Alpha Technologies Group, Inc.

Oscar B. Marx, III, age 62	1995	2003
          Chief Executive Officer and President of TMW Enterprises Inc., an auto parts business, since July 1995; Chief Executive Officer and President of Electro—Wire Products, Inc.,
          an electrical distribution company, from June 1994 to July 1995; also director of
Amerigon Inc., Smtek International, Inc. and Tesma International Inc.

Class III Directors

C. Richard Harrison, age 45(1)(2)	1994	2002
Chief Executive Officer and President of PTC since March 2000; President and Chief Operating Officer of PTC since August 1994.

Robert N. Goldman, age 51	1991	2002
          Chief Executive Officer and President of eXcelon Corporation, a software developer, since November 1995; Chairman of the Board of Trinzic Corporation, a software developer, from June 1986 to August 1995; also director of eXcelon Corporation, Citrix
Systems, Inc., and NetGenesis Corporation.

(1)	On March 1, 2000, Mr. Harrison, who has been the President of PTC since 1994, was named Chief Executive Officer of PTC, replacing Steven C. Walske.
(2)	Paul J. Cunningham, PTC’s Executive Vice President, Americas Sales, and Mr. Harrison are first cousins.

Board Meetings

PTC’s Board usually meets four times per year in regularly scheduled meetings but will meet more often if necessary. The Board met ten times during fiscal 2000.

The Committees Of The Board

The Board has three standing committees: the Audit, Compensation and Officer’s Stock Option Committees.

The Audit Committee

The Audit Committee examines accounting processes, reviews our financial disclosures and meets privately, outside the presence of PTC management, with the independent accountants to discuss our internal accounting control policies and procedures. The Committee reports on such meetings to our Board of Directors. The Committee also considers and recommends the selection of our independent accountants, reviews the performance of the independent accountants in the annual audit and in assignments unrelated to the audit and reviews the fees of the independent accountants. The Audit Committee operates under a written charter adopted by the Board of Directors that is attached as an appendix to this proxy statement.

Messrs. Marx, Porter (Chairman) and Posternak currently serve as members of the Audit Committee. Mr. Marx and Mr. Posternak are “independent directors” under the rules of the Nasdaq Stock Market governing the qualifications of members of the Audit Committee. Neither has ever been an employee of PTC or any subsidiary. Although Professor Porter has never been an employee of PTC or any subsidiary, we have hired him from time to time as a speaker and organizer of executive management seminars on PTC’s behalf. The terms of that arrangement for fiscal 2000 are described in “Information About Certain Insider Relationships” on page 9. As a result, Professor Porter would not be considered “independent” under the Nasdaq rules. However, the Board has determined that these activities do not interfere with his ability to exercise independent judgment in carrying out his responsibilities and that, in light of Professor Porter’s unique knowledge, background and financial acumen, his continued membership on the Audit Committee serves the best interests of PTC and its stockholders. The Audit Committee met six times during fiscal 2000. The Committee’s report for 2000 appears on page 15.

The Compensation and Stock Option Committees

The Compensation Committee makes recommendations to the Board of Directors regarding executive and employee compensation and administers PTC’s bonus programs, stock option plans and employee stock purchase plans. Each year, the Committee reports to you on executive compensation. The Committee’s report for fiscal 2000 appears on pages 12 and 13.

Messrs. Goldman (Chairman) and Grierson currently serve as members of the Compensation Committee. Both Messrs. Goldman and Grierson qualify as “independent directors” under the Nasdaq Stock Market rules discussed above under “The Audit Committee.” This committee met once during fiscal 2000.

During fiscal 2000, Messrs. Goldman (Chairman) and Grierson also constituted the Officers’ Stock Option Committee, which grants stock options to executive officers of the company. The Officers’ Stock Option Committee met once during fiscal 2000.

How We Compensate Our Directors

Annual Cash Fee
Each director of PTC who is not an employee of PTC or our subsidiaries, other than the Chairman of the Board, receives an annual cash fee of $10,000 per year. Mr. Posternak, a non-employee, was paid an additional fee of $75,000 upon his appointment in fiscal 2000 as Chairman of the Board. A non-employee Chairman of the Board is paid an annual cash fee of $75,000 per year for his services.

Annual Stock Option Award
We also grant each non-employee director 15,000 stock options on the date of each annual meeting. A non-employee serving as Chairman of the Board of Directors is granted 50,000 stock options. These options have an exercise price equal to the fair market value of our stock on the Nasdaq Stock Market on the date of grant. The options vest annually in four equal parts beginning on the first anniversary of the grant date and expire ten years from the grant date. The options stop vesting when the director no longer serves on the PTC Board.

Stock Option Award to New Board Members	We grant each new non-employee director 40,000 stock options at the time of initial election to the Board on the same terms as the annual option grants described above.

Meeting Fees	We also pay each non-employee director meeting fees of: $2,000 for attendance at each Board meeting; and $1,000 for attendance at each meeting of the Audit or Compensation Committee held.

Expenses	PTC reimburses all directors for travel and other related expenses incurred in attending Board and committee meetings.

Directors who are PTC Employees	We do not compensate our employees for service as a director.

Special Stock Option Grants to Non-Employee Directors in Fiscal 2000
In recognition of the Board’s extensive work during fiscal 2000 in connection with various matters, including operational and organizational initiatives, we granted the following additional stock options: Mr. Goldman, 30,000 options; Mr. Grierson, 30,000 options; Mr. Marx, 30,000 options; and Mr. Porter, 60,000 options. In connection with his appointment as the new non-executive Chairman of the Board on June 12, 2000, Mr. Posternak was granted 75,000 stock options. All of these special grants were on the same terms as the annual option grants described above.

Information About Certain Insider Relationships

Professor Michael E. Porter has a consulting arrangement with PTC under which he aids in the development of and participates in a series of executive management seminars sponsored by PTC. In lieu of his customary honoraria for these services, in 2000 Mr. Porter received an option to purchase 50,000 shares of PTC’s common stock at an exercise price of $22.9375 per share, exercisable as to 50% of the shares on each of February 10, 2000 and April 2, 2000 and an option to purchase 20,000 shares of PTC’s common stock at an exercise price of $13.1875 per share, exercisable as to 50% of the shares on each of September 14, 2000 and October 1, 2000. Each option’s exercise price is the fair market value of our common stock on the date of grant, and both options expire five years from the date of grant.

During a portion of our last fiscal year, the spouse of David R. Friedman, our Senior Vice President, General Counsel and Clerk, was a partner in the law firm of Jackson, Lewis, Schnitzler & Krupman, which has provided legal services to PTC since before Mr. Friedman became an executive officer. We incurred approximately $133,000 in fees for such services during the fiscal year ended September 30, 2000.

INFORMATION ABOUT EXECUTIVE COMPENSATION

The tables on pages 10 through 12 show salaries, bonuses and other compensation paid during the last three fiscal years, options granted in fiscal 2000, options exercised in fiscal 2000 and option values as of year-end fiscal 2000 for the Chief Executive Officer, the former Chief Executive Officer (who resigned as CEO in fiscal 2000) and our next four most highly compensated executive officers.

Summary Compensation Table

				Long-Term Compensation Awards
		Annual Compensation		Shares Underlying Options(#)	All Other Compen- sation($)(3)
Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)
C. Richard Harrison	2000	400,000	350,000	750,000	5,000
Chief Executive Officer	1999	375,000	200,000	500,000	5,000
and President	1998	345,000	0	1,000,000	5,000

Steven C. Walske(4)	2000	425,038	0	0	5,000
Former Chairman of the Board	1999	375,000	200,000	500,000	5,000
and Chief Executive Officer	1998	345,000	0	1,000,000	5,000

Edwin J. Gillis	2000	300,000	280,000	250,000	5,000
Executive Vice President, Chief	1999	280,000	210,000	300,000	5,000
Financial Officer and Treasurer	1998	250,000	150,000	400,000	5,000

Barry F. Cohen(5)	2000	275,000	225,000	250,000	5,000
Executive Vice President,	1999	250,000	150,000	200,000	2,885
Marketing	1998	179,500	1,203,107	420,000	0

Trenton H. Brown(5)	2000	362,327	420,463	283,000	5,000
Executive Vice President,	1999	242,339	1,635,679	87,000	5,780
International Sales	1998	61,269	85,143	15,000	3,166

Paul J. Cunningham	2000	275,000	262,373	250,000	5,000
Executive Vice President,	1999	250,000	223,500	200,000	5,000
Americas Sales	1998	91,967	210,870	405,000	2,767

(1)
Salary includes amounts deferred pursuant to our 401(k) Savings Plan. Mr. Brown’s salary for fiscal 1999 and 2000 and Mr. Cunningham’s salary for fiscal 1998 and 1999 include special cost of living compensation related to their overseas assignments.

(2)
Amounts shown, except for those discussed below relating to Messrs. Brown, Cunningham and Cohen, are awards under PTC’s incentive plans and are earned and accrued during the fiscal years indicated and paid after the end of each fiscal year. Amounts shown for Messrs. Brown and Cunningham primarily comprise sales commissions based on revenue. The bonus paid to Mr. Cohen in fiscal 1998 includes $1,103,117 that was paid in connection with his severance arrangement with Computervision Corporation following our merger with them in January 1998.

(3)	Amounts shown are our matching contributions under the 401(k) Savings Plan. Amounts for Mr. Brown in fiscal 1998 and 1999 also include a car allowance.

(4)	Mr. Walske resigned as Chief Executive Officer effective March 1, 2000 and as Chairman of the Board of Directors on June 12, 2000. He remains with PTC in the role of Senior Business Strategist.

(5)	Mr. Cohen joined PTC in January 1998 and Mr. Brown joined PTC in December 1997.

Option Grants In Fiscal 2000

	Individual Grants
Name	Number of Shares Underlying Options Granted(#)(1)	Percentage of Total Options Granted to Employees for Fiscal Year(%)	Exercise Price Per Share($)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%($)(3)	10%($)(3)
C. Richard Harrison	750,000	3.56	13.1875	9/14/10	6,220,161	15,763,109

Edwin J. Gillis	250,000	1.19	9.3438	5/18/10	1,469,066	3,722,903

Barry F. Cohen	250,000	1.19	9.3438	5/18/10	1,469,066	3,722,903

Trenton H. Brown	3,000	0.01	21.6875	2/15/10	40,917	103,692
	80,000	0.38	9.3438	5/18/10	470,101	1,191,329
	200,000	0.95	10.9375	7/05/10	1,375,707	3,486,311

Paul J. Cunningham	250,000	1.19	9.3438	5/18/10	1,469,066	3,722,903

(1)
The exercise price of each option is 100% of the fair market value of our common stock on the date the option was granted. The exercise price may be paid in cash or, subject to certain limitations for shares previously acquired upon exercise of options, in shares of common stock, or in a combination of cash and shares. All options granted, except for the grant to Mr. Brown that expires on May 18, 2010, which is exercisable in two equal annual installments, are exercisable in four equal annual installments, commencing one year after the date of grant. Options held by Messrs. Harrison, Gillis, Cohen and Cunningham may become exercisable sooner as described in “Employment Agreements With Executive Officers” beginning on page 14.

(2)
The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of our common stock. No gain to the optionees is possible without an increase in the price of our common stock, which will benefit all stockholders proportionately.

(3)
In order to realize the potential values over the ten-year option term set forth in the 5% and 10% columns of this table, the per share price of the common stock at the end of the option term would be as follows:

Date of Grant	Exercise Price per Share ($)	Prices at:		Percentage Increases at:
		5%($)	10%($)	5%	10%
2/15/00	21.6875	35.33	56.25	63	159
5/18/00	9.3438	15.22	24.24	63	159
7/05/00	10.9375	17.82	28.37	63	159
9/14/00	13.1875	21.48	34.20	63	159

Aggregated Option Exercises During Fiscal 2000 And Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Shares Underlying Unexercised Options at FY-End(#)	Value of Unexercised In-the-Money Options at FY-End($)(2)
			Exercisable/Unexercisable	Exercisable/Unexercisable
C. Richard Harrison	7,400	92,228.42	3,652,340	2,383,842
			1,975,000	500,000

Steven C. Walske	0	0	2,865,000	791,961
			1,225,000	500,000

Edwin J. Gillis	0	0	1,376,000	200,000
			800,000	598,425

Barry F. Cohen	0	0	317,506	60,000
			612,166	458,425

Trenton H. Brown	0	0	29,250	594
			355,750	129,277

Paul J. Cunningham	20,500	304,329.35	326,002	37,812
			623,500	448,425

(1)	Market value of the underlying shares on the date of exercise less the option exercise price.

(2)
Market value of shares covered by in-the-money options on September 29, 2000 ($10.9375) less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

Report Of The Compensation Committee

Executive Compensation Programs

Our executive compensation programs, which contain no special perquisites, consist of three principal elements: base salary, cash bonus and stock options. Our objective is to emphasize incentive compensation in the form of bonuses and stock option grants, rather than base salary. Our Board of Directors sets the annual base salary for executives after consideration of the recommendations of the Compensation Committee. Prior to making its recommendations, the Compensation Committee reviews historical compensation levels of the executives, evaluates past performance and assesses expected future contributions of the executives. In making the determinations regarding base salaries, the Committee considers generally available information regarding salaries prevailing in the industry but does not tie salaries to any particular indices.

We maintain incentive plans under which executive officers (including the Chief Executive Officer) are paid cash bonuses after the end of each fiscal year. The bonuses under the incentive plans are based in part on our achievement of certain financial targets established by our Board of Directors before the start of each fiscal year. The incentive plans for fiscal 2000 set forth several performance factors including, for each participating officer, earnings per share and revenue. In light of PTC’s reorganization into business units and the resultant changes in executive responsibilities, the Board revised the performance factors for the second half of the fiscal year to be in line with targets for the newly created business units, as applicable to the particular executive. Because earnings and revenue targets for the first half of the fiscal year were not met, Messrs. Harrison, Gillis and Cohen did not receive 50%, 20% and 25%, respectively, of their total potential cash bonus for fiscal 2000. Mr. Walske did not receive a bonus in fiscal 2000 under our executive incentive plans due to his resignation as Chief Executive Officer of PTC. However, under Mr. Walske’s employment agreement with PTC as Chief Executive Officer, he received a cash bonus in the amount of $200,000 in fiscal 2001.

Total compensation for executive officers also includes long-term incentives offered by stock options, which are generally provided through initial stock option grants at the date of hire and periodic additional stock option grants. Stock options are instrumental in promoting the alignment of long-term interests between our executive officers and stockholders due to the fact that executives realize gains only if the stock price increases over the fair market value at the date of grant and the executives exercise their options. In determining the amount of such grants, the Officers’ Stock Option Committee considered the contributions of each executive to our overall success in fiscal 2000, the responsibilities to be assumed in the upcoming fiscal year, the appropriate incentives for the promotion of our long-term growth and grants to other executives in the industry holding comparable positions, as well as the executive’s position within our company. It has been our practice to fix the exercise price of options, which generally become exercisable in equal annual installments over a period of four years commencing one year after the date of grant, at 100% of the fair market value on the date of grant. Therefore, the long-term value realized by executives through option exercises can be directly linked to the enhancement of stockholder value.

Compensation Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of the corporation. This provision excludes certain forms of “performance based compensation,” including stock options, from the compensation taken into account for the purposes of that limit. The Committee believes that, although it is desirable for executive compensation to be tax deductible whenever in the Committee’s judgment that would be consistent with the objectives pursuant to which the particular compensation is paid, we should compensate our executive officers fairly in accordance with the guidelines discussed in this report and not be unduly limited by the anticipated tax treatment. Accordingly, the total compensation paid to an executive officer in any year may exceed the amount that is deductible. The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

Chief Executive Officer Compensation

Mr. Harrison’s performance was evaluated, and his compensation determined at the beginning of fiscal 2000 in accordance with the factors described above applicable to executive officers generally, and his base salary was increased $25,000. Mr. Harrison assumed the responsibilities of Chief Executive Officer during fiscal 2000. His base salary was not increased for fiscal 2001. Under the revised incentive plans (as discussed above), Mr. Harrison was awarded a $350,000 cash bonus, which represents 47% of his total cash compensation (base salary plus bonus). In addition, the Officers’ Stock Option Committee granted Mr. Harrison options to purchase 750,000 shares of PTC’s common stock. The amount of his bonus and option grant reflect Mr. Harrison’s overall contribution to PTC during fiscal 2000, including the assumption of his responsibilities as Chief Executive Officer, and the significant contributions that PTC anticipates he will make in the future, as well as the factors applicable to executive officers generally described above.

Compensation Committee

Robert N. Goldman, Chairman
Donald K. Grierson

Stock Performance Graph

The following Stock Performance Graph compares the cumulative stockholder return on our common stock from September 29, 1995 to September 29, 2000 with the cumulative total return of the Nasdaq (U.S. Companies) Index and the Nasdaq Computer & Data Processing Index (approximately 540 companies) over the same period. The Stock Performance Graph assumes that the value of the investment in PTC common stock and each of the comparison groups was $100 on September 29, 1995 and assumes the reinvestment of dividends. We have never declared a dividend on our common stock. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

[CHART APPEARS HERE]
	9/29/95	9/30/96	9/30/97	9/30/98	9/30/99	9/29/00

Parametric Technology Corporation (PTC)	$100	$161	$144	$65	$88	$71
Nasdaq U.S. Companies Index (Nasdaq)	100	119	163	166	270	359
Nasdaq Computers & Data Processing Index (NC&D)	100	128	213	211	225	241

Employment Agreements With Executive Officers
Agreement with Mr. Harrison

Mr. Harrison has an agreement that provides him with certain benefits in the event of a termination of his employment under certain circumstances and upon the occurrence of certain events. If we elect to terminate his employment (other than for “cause”, as defined in the agreement), or cause a “change in status” (which, as defined in the agreement, includes a diminution in title, responsibilities or compensation), he is entitled to receive during the six-month period following such an event (or until such earlier date as he commences employment with another company), a salary at a rate equal to two times the highest annual salary (excluding bonuses) received by him in the prior six months. The agreement also provides that the outstanding options he holds under our option plans become exercisable (i) in full upon a “change in control” (which in general includes (a) any person or entity becoming the beneficial owner of 50% or more of the voting power of PTC, (b) a change in a majority of our directors, (c) the approval by the stockholders of a merger or consolidation in which our stockholders do not have majority voting power of the surviving entity, or (d) our liquidation or a sale or disposition of all or substantially all of our assets) or upon the death or disability of Mr. Harrison and (ii) for the number of shares of Common Stock for which they would have otherwise become exercisable had his employment continued for one year following a termination of his employment without “cause” or a “change in status.”

Agreements with Messrs. Cohen, Cunningham and Gillis

PTC has entered into similar agreements with Messrs. Cohen, Cunningham and Gillis which provide that (i) in the event we terminate their employment without “cause”, they are entitled to receive, during the six-month period following notice of termination (or until such earlier date as they commence employment with another company), a salary at a rate equal to the highest annual salary (excluding bonuses) received in the prior six months and (ii) in the event of a change in control of PTC, their outstanding options under PTC’s option plans become exercisable in full.

Agreement with Mr. Walske

On June 13, 2000, PTC entered into a five (5) year employment agreement with Mr. Walske to serve as PTC’s Senior Business Strategist. This agreement, which superseded Mr. Walske’s previous employment agreement with PTC, may be terminated by PTC only for “cause”, which is defined in the agreement and includes Mr. Walske becoming a full time employee with another company. The agreement also provides that the outstanding options he holds under our option plans become exercisable in full in the event of a change in control or upon his death.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews PTC’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements for fiscal 2000 with management and the independent auditors. In this process, the Committee met with the independent auditors, with and without management present, to discuss the results of the auditors’ examinations and the overall quality of PTC’s financial reporting.

The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee has discussed with the independent auditors the auditors’ independence from PTC and its management, including the matters in the written disclosures received from the auditors as required by Independence Standards Board Standard
No. 1, Independence Discussions with Audit Committees.

Based on the Committee’s discussions with management, the representations of the independent auditors and the Committee’s review of the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited financial statements in PTC’s Annual Report on Form 10-K for fiscal 2000 for filing with the Securities and Exchange Commission.

Audit Committee:

Michael E. Porter, Chairman
Oscar B. Marx
Noel G. Posternak

INFORMATION ABOUT OUR AUDITORS

PricewaterhouseCoopers LLP served as PTC’s independent accountants for fiscal 2000 and has reported on our 2000 consolidated financial statements. The Board of Directors has re-appointed PricewaterhouseCoopers LLP for fiscal year 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

BY-LAW AMENDMENTS

The Board of Directors has amended PTC’s By-Laws to set timing requirements for notice of nominations or other business proposed by a stockholder to be considered at a stockholder meeting, as well as to formalize the manner in which such matters are presented to PTC. The timing requirements for annual meetings are described below under “Information About Stockholder Proposals”; the requirements for special meetings are similar. The amended By-Laws also expressly provide for stockholders to give proxies by electronic transmission and substitute the term “Chief Executive Officer” for “President” in a number of places. A copy of the amended By-Laws has been filed with the SEC with our Annual Report on Form 10-K for fiscal 2000 and is available upon written request to PTC’s Investor Relations Department at the address listed on page 2.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

Our By-Laws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to the Clerk of PTC not less than 90 days nor more than 120 days before the anniversary of the date on which we first mailed the proxy materials for the previous year’s annual meeting. However, if the meeting is called for a date that is not 30 days before or after the anniversary of the previous year’s annual meeting date, then the stockholder’s notice must be received not later than the close of business on the later of (i) the 120th day before the date of such annual meeting or (ii) the 10th day after the day on which notice of the date of the annual meeting was mailed or other public disclosure of the date of the annual meeting was made, whichever occurs first. The notice must contain specified information about the proposed business or nominee and the stockholder making the proposal or nomination. Any such proposal must in any event be permissible under applicable law and the By-Laws. Accordingly, if you intend to make a nomination or propose other business for consideration at the 2002 Annual Meeting of Stockholders, you must give written notice to us no later than October 11, 2001. Under SEC rules, if you desire that such proposal be included in our proxy statement and form of proxy, you must give written notice to us no later than September 11, 2001. Your written proposal must be sent to: David R. Friedman, Clerk, Parametric Technology Corporation, 140 Kendrick Street, Needham, Massachusetts 02494. In order to curtail controversy as to the date on which PTC receives a proposal, you should submit your proposals by Certified Mail-Return Receipt Requested.

By Order of the Board of Directors,

DAVID R. FRIEDMAN,
Senior Vice President, General Counsel and Clerk

January 9, 2001

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

APPENDIX A

PARAMETRIC TECHNOLOGY CORPORATION

AUDIT COMMITTEE CHARTER

        The audit committee is a committee appointed each year by the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities for financial reporting compliance by reviewing the financial information which will be provided to the stockholders and others, the systems of internal controls which management and the board of directors have established, and the audit process.

        The independent accountant shall be ultimately accountable to the board of directors and its audit committee, as representatives of the stockholders, which bodies shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountant.

        The audit committee shall be responsible for overseeing the independence of the independent accountant. In this connection, the audit committee shall receive from the independent accountant a formal written statement delineating all relationships between the independent accountant and the Corporation, consistent with Independence Standards Board Standard No. 1, and shall actively engage in a dialogue with the independent accountant with respect to any disclosed relationships or services that may impact its objectivity and independence and take, or recommend that the full board of directors take, appropriate action regarding the independence of the independent accountant.

        In meeting its responsibilities, the audit committee is expected to:

1. Provide an open avenue of communication between the independent accountant and the board of directors.

        2.  In consultation with the Corporation’s Chief Financial Officer, recommend to the board of directors the independent accountant to be retained and review and approve the discharge of the independent accountant.

        3.  Inquire of management and the independent accountant about significant risks or exposures with respect to accounting methods and financial practices and assess the steps management has taken to minimize such risk to the Corporation.

4. Consider, in consultation with the independent accountant, the audit scope and plan of the independent accountant.

5. Review with the independent accountant the coordination of audit effort to assure completeness of coverage and reduction of redundant efforts.

6. Consider and review with the independent accountant:

a. The adequacy and effectiveness of the Corporation’s internal controls including computerized information system controls and security.

b. Any related significant findings and recommendations of the independent accountant and internal auditing personnel together with management’s responses thereto.

c. The acceptability and quality of the Corporation’s accounting principles and policies, as contemplated by Statement of Auditing Standards No. 61.

7. Monitor the adequacy and effectiveness of the Corporation’s internal controls.

8. Review with management quarterly and at the completion of the annual examination:

        a.  The independent accountant’s audit of the Corporation’s financial statements and limited review in accordance with Statement of Accounting Standards No. 71 of financial statements included in the Corporation’s quarterly SEC reports.

b. Any significant changes required in the independent accountant’s audit plan.

c. Any serious difficulties or disputes with management encountered during the course of the audit.

d. Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

9. Consider and review with management:

a. Significant findings during the year and management’s responses thereto.

b. Any difficulties encountered by the independent accountant in the course of its audit, including any restrictions on the scope of work or access to required information.

10. Review legal and regulatory matters that may have a material impact on the financial statements, related Corporation compliance policies, and programs and reports received from regulators.

        11.  Meet with the independent accountant and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

12. Report committee actions to the board of directors with such recommendations as the committee may deem appropriate.

        13.  Make recommendations to the board of directors with respect to initiating investigations into any matters within the committee’s scope of responsibilities. Upon the approval of the board of directors, the committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

        14.  Meet at least four times per year or more frequently as circumstances require. The committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

15. Perform such other functions as assigned by law, the Corporation’s charter or by-laws, or the board of directors.

        The membership of the audit committee shall consist of at least three members of the board, each of whom shall be independent, except as the board may otherwise determine in exceptional and limited circumstances when required by the best interests of the Corporation and its stockholders. Audit committee members and the committee chairman shall be designated annually by the full board of directors and shall serve at the pleasure of the board. Each member of the audit committee shall be financially literate and at least one member shall have accounting or financial management expertise or other comparable experience or background.

        This audit committee charter shall be reviewed and reassessed for adequacy annually by the board of directors.

TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE

.................................................................

........................................................................

PARAMETRIC TECHNOLOGY CORPORATION
PROXY FOR 2001 ANNUAL MEETING OF STOCKHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS
FEBRUARY 15, 2001

The undersigned, having received notice of and the Proxy Statement relating to the 2001 Annual Meeting of Stockholders to be held on February 15, 2001 at 9:00 a.m. at the new offices of the company, 140 Kendrick Street, Needham, Massachusetts 02494, and revoking all prior proxies, hereby appoint(s) Edwin J. Gillis and David R. Friedman, and each of them acting singly, with full power of substitution, as proxies to represent and vote on behalf of the undersigned, as designated below, all shares of common stock, $.01 par value per share, of Parametric Technology Corporation (PTC) that the undersigned would be entitled to vote if personally present at the 2001 Annual Meeting of Stockholders and any adjournment or adjournments thereof (the "Annual Meeting"). THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF A CHOICE IS NOT SPECIFIED WITH RESPECT TO ANY OF THE ABOVE PROPOSALS, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. Attendance of the undersigned at the Annual Meeting will not be deemed to revoke this Proxy unless the undersigned shall revoke this Proxy in writing and shall vote in person at the Annual Meeting.

EACH STOCKHOLDER SHOULD SIGN THIS PROXY PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PTC.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE COMMENTS?

SEE REVERSE SIDE

P R O X Y

INSTRUCTIONS FOR VOTING YOUR PROXY

Parametric Technology Corporation is now offering stockholders of record three alternative ways of voting your proxies:

  BY TELEPHONE (using a touch-tone telephone)
  THROUGH THE INTERNET (using a browser)
  BY MAIL (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING Available only until 5:00 p.m. Eastern time on February 14, 2001

  This method of voting is available for residents of the U.S. and Canada
  On a touch tone telephone, call TOLL FREE 1-877-816-0836, 24 hours a day, 7 days a week
  You will be asked to enter ONLY the CONTROL NUMBER shown below
  Have your proxy card ready, then follow the simple recorded instructions.
  Your vote will be confirmed and cast as you directed

INTERNET VOTING Available only until 5:00 p.m. Eastern time on February 14, 2001

  Visit our Internet voting Website at http://proxy.georgeson.com
  Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the instructions on your screen
  You will incur only your usual Internet charges, if applicable.

VOTING BY MAIL

  Mark, sign and date the attached proxy card and return it in the postage-paid envelope enclosed
  IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

COMPANY NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE

...........................................................................................................................

...........................................................................................................................

[X] Votes must be indicated, as in Example to the left, in Black or Blue Ink.

THE DIRECTORS RECOMMEND A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1
AND "FOR " ITEM 2

	FOR ALL Nominees Listed	WITHHOLD AUTHORITY to vote for all Nominees Listed	FOR EXCEPT*

1. Election of Class II Directors:	[_]	[_]	[_]
Michael E. Porter and Noel G. Posternak (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, MARK THE "FOR EXCEPT" BOX AND WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED.)

*Exception________________________________

	FOR	AGAINST	ABSTAIN
2. Approve The Increase in the Number of Shares Issuable under PTC's 2000 Employee Stock Purchase Plan	[_]	[_]	[_]

DATE:_____________________________________, 2001

__________________________________________

__________________________________________

SIGNATURE(S)

Please sign name(s) exactly as appearing on your stock certificate. If shares are held jointly, each joint owner should personally sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.